Exhibit 10.4
SEVENTH AMENDMENT
TO THE JANUS CAPITAL GROUP INC.
401(k), PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN
     The Janus Capital Group Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001 (the “Plan”) is hereby amended as follows, effective April 1, 2005:
1.	Section 1.33 of the Plan hereby is amended by deleting the current final paragraph thereunder, and replacing it with the following paragraph:

Notwithstanding the foregoing provisions of this Section 1.33, the Accrued Benefit of each Participant who terminates employment with the Employer on account of a Job Elimination (defined below) shall be fully vested and 100% nonforfeitable. For purposes of this Section 1.33, “Job Elimination” shall mean the termination of a Participant’s employment with all Employers as a result of the elimination of the Participant’s position in the group, division, department or branch in which the Participant works, because of a corporate transaction or reorganization, outsourcing, technology change, reduced work volume or another business reason. A Participant’s termination of employment with the Employers is not on account of a Job Elimination if the Participant’s employment is terminated due to death, disability, voluntary termination of employment, or any involuntary termination of employment initiated by an Employer for cause, inadequate job performance or any other reason that results in the Participant’s position remaining open to be filled by a new hire.

2.	Except as amended above, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Seventh Amendment as of this 1st day of April, 2005.

Janus Capital Group Inc.
By:	/s/ Girard C. Miller

ATTEST:

/s/ Curt R. Foust